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                                                                     EXHIBIT 12

                         RAYONIER INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                        (Unaudited, thousands of dollars)

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                                                                               Year Ended December 31
                                                             ------------------------------------------------------------
                                                               2000         1999         1998         1997         1996
                                                             --------     --------     --------     --------     --------

Earnings:
Income (loss) from continuing operations                     $ 78,187     $ 68,653     $ 63,635     $ 87,319     $   (160)
Add (deduct):
      Income tax                                               30,458       29,467       26,519       33,328      (13,297)
      Minority interest                                             -            -            -       25,520       27,474
      Amortization of capitalized interest                      2,578        2,308        2,331        2,067        4,505
                                                             --------     --------     --------     --------     --------
                                                              111,223      100,428       92,485      148,234       18,522
                                                             --------     --------     --------     --------     --------
      Adjustments to earnings for fixed charges:
      Interest and other financial charges                     85,753       42,193       34,712       25,868       27,662
      Interest attributable to rentals                          1,362        1,367        1,750        1,974        2,187
                                                             --------     --------     --------     --------     --------
                                                               87,115       43,560       36,462       27,842       29,849
                                                             --------     --------     --------     --------     --------

Earnings as adjusted                                         $198,338     $143,988     $128,947     $176,076     $ 48,371
                                                             ========     ========     ========     ========     ========

Fixed charges:
      Fixed charges above                                    $ 87,115     $ 43,560     $ 36,462     $ 27,842     $ 29,849
      Capitalized interest                                          -          314          262        5,005        2,664
                                                             --------     --------     --------     --------     --------
Total fixed charges                                          $ 87,115     $ 43,874     $ 36,724     $ 32,847     $ 32,513
                                                             ========     ========     ========     ========     ========

Ratio of earnings as adjusted to
      total fixed charges                                        2.28         3.28         3.51         5.36        1.49
                                                             ========     ========     ========     ========     ========

Effective tax rate                                                28%          30%          29%          28%        (42%)
                                                             ========     ========     ========     ========     ========


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